EXHIBIT 99.1

3560 Bassett Street, Santa Clara CA 95054

Jeff Andreson	Claire McAdams
Chief Financial Officer	Headgate Partners LLC
(408) 986-9888	(530) 274-0551
INTEVAC ANNOUNCES RESULTS FOR THE SECOND QUARTER OF 2008
Santa Clara, Calif.—July 28, 2008—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the quarter and six months ended June 28, 2008.
Net loss for the quarter was $937,000, or $0.04 per diluted share, on 21.7 million weighted-average shares outstanding. The net loss included $1.6 million of equity-based compensation expense, equivalent to $0.05 per diluted share. For the second quarter of 2007, net income was $11.6 million, or $0.52 per diluted share, on 22.1 million weighted average shares outstanding, which included $1.4 million of equity-based compensation expense, equivalent to $0.05 per diluted share. Effective in the second quarter of 2008, Intevac renamed the Imaging Instrumentation segment to Intevac Photonics.
Revenues for the quarter were $32.1 million, including $25.7 million of Equipment revenues and Intevac Photonics revenues of $6.4 million. Equipment revenues consisted of four 200 Lean® systems, as well as upgrades, spares and service. Intevac Photonics revenues consisted of $4.0 million of research and development contracts and $2.4 million of product sales. In the second quarter of 2007, revenues were $72.1 million, including $68.5 million of Equipment revenues and $3.6 million of Intevac Photonics revenues, which included $1.1 million of product sales.
Equipment and Intevac Photonics gross margins for the second quarter of 2008 were 42.4% and 34.9%, respectively, compared to 43.0% and 38.9% in the second quarter of 2007. The decrease in Equipment gross margin reflected lower revenues and factory absorption, partially offset by higher-margin technology upgrades. The decrease in gross margin for Intevac Photonics reflected lower factory utilization in our Creative Display Systems business. Consolidated gross margins were 40.9%, compared to 42.8% in the second quarter of 2007.
Operating expenses for the quarter totaled $15.8 million, or 49.3% of revenues, compared to $17.5 million, or 24.3% of revenues, in the second quarter of 2007 and $16.5 million, or 50.0% of revenues, in the first quarter of 2008. Operating expenses declined compared to the first quarter of 2008 and the second quarter of 2007 as a result of lower R&D expenditures and legal costs as well as overall cost-reduction initiatives.
Net income for the first six months of 2008 was $626,000, or $0.03 per diluted share, on 22.1 million weighted-average shares outstanding. Net income included $3.2 million of equity-based compensation expense, equivalent to $0.09 per diluted share. For the first six months of 2007, net income was $21.4 million, or $0.97 per diluted share, on 22.2 million weighted average shares outstanding, which included $2.7 million of equity-based compensation expense, equivalent to $0.09 per diluted share.
Revenues for the first six months of 2008 were $65.3 million, including $52.7 million of Equipment revenues and $12.6 million of Intevac Photonics revenues. Equipment revenues consisted of six 200 Lean® systems as well as disk lubrication systems, equipment upgrades, spares, consumables and service. Intevac Photonics revenues consisted of $8.2 million of research and development contracts and $4.4 million of product sales. In the first six months of

2007, revenues were $148.5 million, including $141.0 million of Equipment revenues and $7.5 million of Intevac Photonics revenues, which included $2.2 million of product sales.
Equipment and Intevac Photonics gross margins for the first six months of 2008 increased to 44.8% and 38.4%, respectively, from 43.1% and 37.7% in the first six months of 2007. Equipment margins improved primarily due to the high proportion of technology upgrades and spares relative to system sales. Intevac Photonics margins increased primarily as a result of an increased percentage of revenue derived from higher-margin product shipments. Consolidated gross margins improved to 43.6%, from 42.8% in first six months of 2007.
Operating expenses for the first six months of 2008 totaled $32.3 million, or 49.4% of revenues, compared to $37.2 million, or 25.0% of revenues, in the first six months of 2007. Operating expenses declined primarily as the result of decreased spending on development of new Equipment products and decreased legal expenses associated with patent litigation, partially offset by increased business development expense and higher equity-based compensation expense.
Order backlog totaled $27.7 million on June 28, 2008, compared to $43.5 million on March 29, 2008 and $57.5 million on June 30, 2007. Backlog as of June 28, 2008 includes four 200 Lean® systems, compared to seven on March 29, 2008 and four on June 30, 2007.
“In this challenging business climate, we delivered better than expected results for the quarter. Our first 200 Lean® Gen II system shipped in the first quarter and was accepted by the customer ahead of our original schedule,” commented Kevin Fairbairn, president and chief executive officer of Intevac. “Intevac Photonics revenues continue to grow each quarter, and we are receiving positive feedback on our digital night vision products across our customer base.”
Conference Call Information
The company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PT (4:30 p.m. ET). To participate in the teleconference, please call toll-free (800) 291-8929 prior to the start time. For international callers, the dial-in number is (706) 634-0478. You may also listen live via the Internet at the company’s website, www.Intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 7:30 p.m. ET. You may access the playback by calling (800) 642-1687, or for international callers (706) 645-9291, and providing conference ID 55160186.
About Intevac
Intevac was founded in 1991 and has two businesses: Intevac Equipment and Intevac Photonics.
Equipment Business: We are a leader in the design, manufacture and marketing of high-productivity lean manufacturing systems and have been producing Lean Thinking platforms since 1994. We are the leading supplier of magnetic media sputtering equipment to the hard disk drive industry and offer advanced etch technology systems to the semiconductor industry.
Intevac Photonics: We are a leader in the development of leading edge, high-sensitivity imaging products, vision systems and miniature Raman instruments. Markets addressed include military, industrial, physical science and life science.
For more information call 408-986-9888, or visit the company’s website at www.intevac.com.

200 Lean® is a registered trademark of Intevac, Inc.
Safe Harbor Statement
This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to; expected revenue growth of its products, success of night vision products and management of the company’s operating expenses. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the company’s expectations. These risks include, but are not limited to: failure to increase Intevac Photonics revenues, manage operating expenses or introduce new products, each of which could have a material impact on our business, our financial results, and the company’s stock price. These risks and other factors are detailed in the company’s regular filings with the U.S. Securities and Exchange Commission.
[Financial tables on following pages]

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007

Net revenues
Equipment	$25,730	$68,519	$52,703	$140,965
Intevac Photonics	6,402	3,586	12,604	7,514

Total net revenues	32,132	72,105	65,307	148,479

Gross profit	13,133	30,827	28,444	63,609
Gross margin
Equipment	42.4%	43.0%	44.8%	43.1%
Intevac Photonics	34.9%	38.9%	38.4%	37.7%

Consolidated	40.9%	42.8%	43.6%	42.8%

Operating expenses
Research and development	8,418	9,648	17,806	21,840
Selling, general and administrative	7,413	7,839	14,477	15,352

Total operating expenses	15,831	17,487	32,283	37,192

Operating income (loss)
Equipment	(633)	15,842	(137)	30,831
Intevac Photonics	(1,070)	(1,515)	(1,891)	(3,115)
Corporate	(995)	(987)	(1,811)	(1,299)

Total operating profit (loss)	(2,698)	13,340	(3,839)	26,417

Interest and other income	806	1,538	2,217	2,858

Profit (loss) before provision for income taxes	(1,892)	14,878	(1,622)	29,275
Provision (benefit) for income taxes	(955)	3,326	(2,248)	7,878

Net income (loss)	$(937)	$11,552	$626	$21,397

Income (loss) per share
Basic	$(0.04)	$0.54	$0.03	$1.00
Diluted	$(0.04)	$0.52	$0.03	$0.97
Weighted average common shares outstanding
Basic	21,691	21,396	21,669	21,345
Diluted	21,691	22,146	22,115	22,167
-more-

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 28,	Dec. 31,
	2008	2007
		(see Note)
	(Unaudited)
ASSETS

Current assets
Cash, cash equivalents and short-term investments	$37,908	$138,658
Accounts receivable, net	29,111	14,142
Inventories	25,730	22,133
Deferred tax assets	4,981	3,609
Prepaid expenses and other current assets	3,189	4,162

Total current assets	100,919	182,704

Long-term investments	78,195	2,009
Property, plant and equipment, net	15,404	15,402
Deferred tax assets	5,168	3,740
Goodwill	7,905	7,905
Other long-term assets	3,220	3,653

Total assets	$210,811	$215,413

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Note payable	$1,952	$1,992
Accounts payable	6,155	7,678
Accrued payroll and related liabilities	4,971	8,610
Other accrued liabilities	4,912	5,454
Customer advances	3,858	4,340

Total current liabilities	21,848	28,074

Other long-term liabilities	271	2,176
Stockholders’ equity
Common stock ($0.001 par value)	22	22
Paid in Capital	124,153	120,056
Accumulated other comprehensive income (loss)	(623)	571
Retained earnings	65,140	64,514

Total stockholders’ equity	188,692	185,163

Total liabilities and stockholders’ equity	$210,811	$215,413

Note: Amounts as of December 31, 2007 are derived from the December 31, 2007 audited consolidated financial statements.
-more-

SUPPLEMENTAL INFORMATION REGARDING EQUITY-BASED COMPENSATION EXPENSE
(In thousands, except per share amounts)
(Unaudited)
The effect of recording equity-based compensation for the three- and six-month periods ended June 28, 2008, and June 30, 2007 were as follows:

	Three Months Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
Equity-based compensation by type of award:
Stock options	$1,325	$1,169	$2,649	$2,314
Employee Stock Purchase Plan	297	214	500	427
Amounts (capitalized as inventory) released to cost of sales	20	1	89	(3)

Total equity-based compensation	1,642	1,384	3,238	2,738
Tax effect on equity-based compensation	(640)	(305)	(1,263)	(737)

Net effect on net income	$1,002	$1,079	$1,975	$2,001

Effect on earnings per share:
Basic	$0.05	$0.05	$0.09	$0.09
Diluted	$0.05	$0.05	$0.09	$0.09